SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF

THE SECURITIES EXCHANGE ACT OF 1934

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NOVATEL WIRELESS, INC.

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June 16, 2005

Dear Stockholder:

You are cordially invited to attend the 2005 annual meeting of stockholders of Novatel Wireless, Inc., to be held on Thursday, July 28, 2005, at 2:00 p.m. local time at the Hyatt Regency La Jolla, 3777 La Jolla Village Drive, San Diego, California 92122.

Information about the meeting and the various matters on which the stockholders will act is included in the Notice of Annual Meeting of Stockholders and Proxy Statement which follow. Also included is a Proxy Card and postage paid return envelope.

It is important that your shares be represented at the meeting. Whether or not you plan to attend, in order to ensure your representation at the annual meeting, please complete and return your Proxy Card in the enclosed envelope as promptly as possible.

Sincerely,

MARK ROSSI
Chairman of the Board of Directors

NOVATEL WIRELESS, INC.

9645 Scranton Road, Suite 205

San Diego, California 92121

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held July 28, 2005

To the Stockholders of Novatel Wireless, Inc.:

NOTICE IS HEREBY GIVEN that the annual meeting of stockholders of Novatel Wireless, Inc., a Delaware corporation, will be held at the Hyatt Regency La Jolla, 3777 La Jolla Village Drive, San Diego, California 92122, on July 28, 2005, at 2:00 p.m. local time, for the following purposes and as more fully described in the annual Proxy Statement accompanying this notice:

1. To elect two (2) Directors to our Board of Directors to serve for a term expiring at our annual meeting of stockholders in 2008 and until their respective successors are duly elected and qualified; the nominees are Mark Rossi and David A. Werner;

2. To ratify the appointment of KPMG LLP as our Independent Registered Public Accounting Firm for the fiscal year ending December 31, 2005;

3. To approve an amendment to the Novatel Wireless, Inc. 2000 Stock Incentive Plan, as amended and restated to date, to (i) increase the number of shares reserved for issuance under the plan by 1,500,000, (ii) eliminate a provision from the plan that provides for the automatic annual increase in the number of shares reserved for issuance thereunder, and (iii) eliminate provisions from the plan that permit the Company to re-price the exercise prices of outstanding stock options or stock appreciation rights granted pursuant to the plan; and

4. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

The Board has fixed the close of business on June 8, 2005 as the record date for determining the stockholders entitled to receive notice of and to vote at the annual meeting or any adjournment or postponement thereof.

Our Board of Directors is soliciting the enclosed proxy and it unanimously recommends that stockholders vote FOR the proposals listed thereon. Please refer to the attached Proxy Statement, which forms a part of this notice and is incorporated herein by reference, for further information with respect to the business to be transacted at the annual meeting.

YOU ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING IN PERSON. YOUR VOTE IS IMPORTANT. ACCORDINGLY, YOU ARE URGED TO COMPLETE, SIGN, DATE AND RETURN THE ACCOMPANYING PROXY CARD WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING.

By Order of the Board of Directors,

Catherine F. Ratcliffe
June 16, 2005	V.P., Business Affairs
San Diego, California	and Secretary

NOVATEL WIRELESS, INC.

9645 Scranton Road, Suite 205

San Diego, California 92121

ANNUAL MEETING OF STOCKHOLDERS

To Be Held July 28, 2005

PROXY STATEMENT

INTRODUCTION

General Information About the 2005 Annual Meeting

Novatel Wireless, Inc. is furnishing this Proxy Statement in connection with the solicitation by our Board of Directors of proxies for use at our annual meeting of stockholders to be held on July 28, 2005 at the Hyatt Regency La Jolla, 3777 La Jolla Village Drive, San Diego, California 92122, at 2:00 p.m. local time, and at any adjournment(s) or postponement(s) thereof for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders.

At this meeting we will ask you to consider and vote upon the following proposals which are more fully described in this annual Proxy Statement:

1. The election of two individuals to our Board of Directors to serve until the annual meeting of stockholders to be held in 2008 and until their respective successors are duly elected and qualified;

2. The ratification of the appointment of KPMG LLP as our Independent Registered Public Accounting Firm for the fiscal year ending December 31, 2005;

3. The amendment of our stock incentive plan in order to (i) increase the number of shares reserved for issuance under the plan, (ii) remove a provision from the plan that provides for the automatic annual increase in the number of shares reserved for issuance thereunder, and (iii) remove provisions from the plan that permit the Company to re-price the exercise prices of outstanding stock options or stock appreciation rights granted pursuant to the plan; and

4. Such other business as may properly come before the meeting or any adjournment or postponement thereof.

Only the stockholders of record as of the close of business on June 8, 2005, the record date, are entitled to notice of and to vote at the annual meeting. Each holder of our common stock is entitled to one vote per share on all matters. As of the record date, 29,042,113 shares of common stock were issued and outstanding. This Proxy Statement and enclosed form of proxy are first being mailed to the stockholders of the Company on or about June 16, 2005.

A majority of the shares outstanding and entitled to vote must be represented at the annual meeting, in person or by proxy, in order to constitute a quorum for the transaction of business at our annual meeting. Shares held in “street name” by brokers or nominees who indicate on their proxies that they do not have discretionary authority to vote those shares as to a particular matter — commonly referred to as “broker non-votes” — will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum at the annual meeting. Broker non-votes, however, are not counted as shares present and entitled to be voted with respect to matters which the broker has not expressly voted. Thus, broker non-votes will not affect the outcome of the voting of any of the foregoing proposals. Abstentions are counted for purposes of determining the minimum number of affirmative votes required for approval of proposals and, accordingly, have the effect of a vote against those proposals. Passage of the proposal this year concerning the election of Directors requires the affirmative vote of a plurality of all the votes cast at the annual meeting at which a quorum is present. The ratification of the appointment of our Independent Registered Public Accounting Firm and the amendment of our stock option plan each requires the affirmative vote of a majority of all the votes cast at the annual meeting at which a quorum is present.

The shares represented by all properly executed proxies returned to us will be voted at the annual meeting as indicated or, if no instruction is given, will be voted FOR approval of the 3 proposals listed above. As to any other business that may properly be presented at the annual meeting, all properly executed proxies will be voted by the persons named therein in accordance with their discretion. We do not currently know of any other business which may come before the annual meeting. However, if any other matter properly comes before the annual meeting, or any adjournment or postponement thereof, which may properly be acted upon, unless otherwise indicated the proxies solicited hereby will be voted on such matter in accordance with the discretion of the proxy holders named on the proxy. Any person giving a proxy has the right to revoke it at any time before it is exercised (i) by filing with our corporate secretary a signed revocation or a proxy bearing a later date or (ii) by electing to vote in person at the annual meeting. Mere attendance at the annual meeting will not revoke a proxy.

NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS PROXY STATEMENT, AND, IF GIVEN OR MADE, SUCH INFORMATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THE DELIVERY OF THIS PROXY STATEMENT SHALL, UNDER NO CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF NOVATEL WIRELESS, INC. SINCE THE DATE HEREOF.

We will bear all the costs of our solicitation of proxies. In addition to solicitations by mail, our Directors, officers and employees, without receiving remuneration, may solicit proxies in person or by mail, telephone or facsimile transmission.

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” Proxy Statements and annual reports in accordance with Rule 14a-3(e)(1). This means that only one copy of our Proxy Statement or annual report may have been sent to multiple stockholders in your household. We will promptly deliver to you at no cost a separate copy of either this Proxy Statement or our annual report to security holders filed with the SEC on Form 10-K (including the financial statements and financial statement schedules) if you call or write us at the address and phone number listed in the next paragraph, Attention: Catherine F. Ratcliffe, Vice President of Business Affairs and Secretary. If you would like to receive separate copies of the annual report and annual Proxy Statement in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or other nominee record holder of your shares or you may contact us at the address or phone number below. This Proxy Statement and our 2004 annual report may be viewed online at www.novatelwireless.com.

Our executive offices are located at 9645 Scranton Road, Suite 205, San Diego, California 92121, telephone (858) 812-3400. When this Proxy Statement refers to “we”, “us” and “our” it is referring to Novatel Wireless, Inc. together with its two (2) wholly-owned subsidiaries.

The date of this Proxy Statement is June 16, 2005.

PROPOSAL 1:

ELECTION OF DIRECTORS

Our Board currently consists of eight Directors and there are no vacancies. In accordance with our certificate of incorporation the Board is divided into three separate classes, with Directors serving in staggered three-year terms. Each class has approximately the same number of Directors in it as Delaware law requires. The terms of Directors serving in Class I expire at our annual meeting in 2007, the terms of Directors serving in Class II expire this year at our annual meeting and the terms of Directors serving in Class III expire at our 2006 annual meeting. At the recommendation of the Nominating Committee, the Board of Directors has nominated Mr. Mark Rossi and Mr. David A. Werner for election as Class II Directors at this year’s annual meeting. Mr. Rossi is currently a Class II Director and Mr. Werner is currently a Class III Director. Mr. Werner will fill the Class II seat that is being vacated by Mr. Daniel Pittard when his term expires at this year’s annual meeting. We anticipate that following this year’s annual meeting, the Board will adopt the recommendation of the Nominating Committee and reduce the total number of Board seats to seven.

At each annual meeting, the successors to the class of Directors whose terms expire at that meeting shall be elected to hold office for a term expiring at the annual meeting of stockholders held three years after their election. Accordingly, at this year’s annual meeting, the nominees for election, if elected, will be elected to hold office for a term of three years until the annual meeting of our stockholders to be held in 2008, and until their successors are duly elected and qualified. Unless otherwise instructed, the persons named in the accompanying proxy will vote to elect as Directors the nominees whose names we have listed below. Each nominee is currently one of our Directors and each has indicated his willingness to continue to serve, if elected. However, if any nominee should be unable to serve, the person acting under the proxy may vote the proxy for a substitute nominee. Our Board has no reason to believe that any of the nominees will be unable to serve, if elected. The proxy may not be voted for more than two Directors.

The biographical information below relating to our Directors has been furnished to us by the respective individuals.

Nominees for Director

The following table lists certain current information about the nominees for Directors to the Board:

Name	Age	Director Since	Position with the Company
Mark Rossi	48	1999	Director and Chairman
David A. Werner	52	2004	Director

The following is a biographical summary of the experience of the nominees for our Board:

Mark Rossi has served as the Chairman of our Board since January 2003 and as a Director since December 1999. Mr. Rossi has served as a Managing Director of Cornerstone Equity Investors, LLC, a private equity investment firm that specializes in technology, specialty manufacturing, business service, and healthcare service investments, since December 1996. Prior to joining Cornerstone, Mr. Rossi served as the President of Prudential Equity Investors, Inc., a private equity investment firm, from June 1994 to December 1996. Mr. Rossi also serves as a Director of Maxwell Technologies, Inc., a diversified technology products and services company, as well as several private companies. Mr. Rossi holds a Bachelor of Arts degree from Saint Vincent College and a Master of Business Administration in finance from the Kellogg School of Management at Northwestern University. Mr. Rossi currently serves as the Chairman of our Board of Directors and is a member of our Audit Committee and Chairman of our Compensation Committee.

David A. Werner has served as a Director since January 2004. Since 2004, Mr. Werner has been Co-Owner of Aerofit, Inc., an engineered component manufacturer. Prior to that, Mr. Werner was a Partner at Engineered Components, an acquisition and business development company serving the engineered components market, which he joined in 2002. Prior to Engineered Components, Mr. Werner served as Executive Vice President and Chief Financial Officer of Day Runner, Inc. from 1999 to 2002. Prior to that, Mr. Werner was Executive Vice President and a member of the Board of Directors for Kaynar Technologies, Inc., a specialty component manufacturer, from 1994 to 1999. Mr. Werner is a Certified Public Accountant and received both a Bachelor of Science in business administration and a Master of Business Administration both from the University of Southern California. Mr. Werner currently serves as the Chairman of our Audit Committee and as a member of our Nominating Committee.

Vote Required on Proposal 1

The election of each Director requires the plurality of the votes cast by the holders of the shares entitled to vote at the annual meeting and present, either in person or by proxy, at the annual meeting.

Board Recommendation

The Board unanimously recommends a vote FOR Proposal 1.

Current Directors

Biographical information concerning our other Directors is set forth below.

Name	Age	Position with the Company	Term Expires In
John H. Davis	66	Director	2007
Robert H. Getz	43	Director	2007
Peter V. Leparulo	46	CEO and Director	2006
Peng K. Lim	42	Director	2007
Daniel E. Pittard	55	Director	2005
Horst J. Pudwill	59	Director	2006

John H. Davis has served as a Director since January 2005. Dr. Davis is currently a Co-Founder and Principal of Technology Advisors Group, LLC, a consulting firm that works with investors, Board members and management teams of high tech companies. Prior to that, Dr. Davis served as a Director and Chief Technology Officer of Allied Riser Communications Corporation from August 1999 to September 2000. Previously, Dr. Davis was a Principal of GeoPartners Research from August 1997 to August 1999. From 1988 through August 1997, Dr. Davis served as a corporate officer of AT&T in a number of positions including Group Technology Officer of AT&T Bell Labs and Chief Technical Officer of AT&T Communications Services. Dr. Davis received his Bachelor of Science from the Georgia Institute of Technology, a Master of Science from the Massachusetts Institute of Technology and a Ph.D from the University of Pennsylvania, all in the field of electrical engineering. In addition, Dr. Davis is a Fellow of the IEEE in recognition of his leadership in digital switching and a Fellow of the Radio Club of America for his pioneering work in cellular communications. In January 2001, Dr. Davis was appointed to the Board of Directors of w-Technologies, Inc., a privately held firm based in lower Manhattan in New York City that focused on wireless applications for the financial services sector. On July 23, 2001, following the resignation of the company’s CEO, w-Technologies retained the services of Technology Advisors Group (TAG), the strategic advisory firm of which Dr. Davis was then, and is now, a principal, for the purpose of developing strategic alternatives for the company including its possible sale, reorganization or liquidation under the federal bankruptcy code. As a part of TAG’s consulting engagement, Dr. Davis technically assumed certain executive duties as the company’s interim CEO. The events of September 11, 2001 materially contributed to a further decline in the company’s business and significantly hampered ongoing efforts to sell the company. In

February 2002, the Board of Directors of w-Technologies decided to liquidate the company and on February 7, 2002 the company voluntarily filed a petition under Chapter 7 of the United States Bankruptcy Code. Dr. Davis is a member of our Nominating Committee.

Robert H. Getz has served as a Director since December 1999. Mr. Getz has been a Managing Director of Cornerstone Equity Investors, LLC, a private equity investment firm that specializes in technology, specialty manufacturing, business service, and healthcare service investments, since December 1996. Prior to joining Cornerstone, Mr. Getz served as a Managing Director of Prudential Equity Investors, Inc., also a private equity investment firm, from February 1987 to December 1996. Mr. Getz also serves as a Director of several private companies. Mr. Getz holds a Bachelor of Arts from Boston University and a Master of Business Administration in finance from the Stern School of Business at New York University. Mr. Getz currently serves as a member of our Audit Committee, our Corporate Governance Committee and our Nominating Committee.

Peter V. Leparulo has served as a Director since May 2003 and as our Chief Executive Officer since January of 2003. Prior to that time, he was our Senior Vice President, General Manager, CDMA Operations since May 2001. From September 2000 to May 2001, he served as our Senior Vice President, Corporate and Strategic Development and General Counsel. From June 1998 until September 2000, Mr. Leparulo was a Senior Partner at the law firm of Orrick, Herrington & Sutcliffe LLP, where he specialized in corporate finance, mergers and acquisitions, securities, intellectual property and general corporate matters. Prior to joining Orrick, Mr. Leparulo was a Partner at the law firm of Pillsbury Madison & Sutro LLP, from January 1992 until June 1998, and an Associate at that firm from October 1989 until January 1992. He holds a Bachelor of Science from Colgate University and a Juris Doctor from Case Western Reserve University.

Peng K. Lim has served as a Director since February 2001. Mr. Lim has served as the President and Chief Executive Officer of Tapwave, Inc., a handheld and entertainment platform company, since May 2001. Prior to that time, Mr. Lim served as Vice President, Worldwide Product Development of Palm, Inc., a handheld and wireless computer company, from April 1999 to May 2001. Prior to that time, Mr. Lim served as Vice President of Engineering of Fujitsu Personal Systems, a pen-based and wireless computer company and a wholly-owned subsidiary of Fujitsu Limited, from June 1997 to March 1999. From July 1996 to June 1997, Mr. Lim was an Engineering Platform Director for Texas Instruments, a semiconductor company. Mr. Lim currently serves on the Board of Directors of Tapwave, Inc. Mr. Lim holds a Bachelor of Science and a Master of Science in Electrical Engineering from University of Windsor and a Master of Engineering Management from Northwestern University. Mr. Lim is an alumnus of the Stanford Executive Program at Stanford University. Mr. Lim currently serves as a member of our Compensation Committee, our Corporate Governance Committee and our Nominating Committee.

Daniel E. Pittard has served as a Director since November 2002. Since April 2004, Mr. Pittard has served as Chairman and CEO of Pittard Partners, a firm that invests in and consults with both start-up and mid-cap companies. From November 1999 to December 2004, Mr. Pittard served as Chairman and Chief Executive Officer of ideaEDGE Ventures LLC, a venture development firm that assisted companies in the creation and launching of new mobile Internet endeavors, products and services. Prior to co-founding ideaEDGE Ventures, he was Senior Vice President, Strategy and New Ventures for Gateway, Inc., a computer manufacturer, from October 1998 to June 1999, where he was chief strategy officer responsible for business development, acquisitions and new ventures. His earlier experience includes serving as a Partner at McKinsey & Company, Group Vice President at Amoco Corporation and Senior Vice President and General Manager for Pepsico, Inc. He received a Master of Business Administration from Harvard University and a Bachelor of Science from Georgia Institute of Technology. Mr. Pittard currently serves as Chairman of our Corporate Governance Committee and as a member of our Compensation Committee.

Horst J. Pudwill has served as a Director since July 2003. Since 1985, Mr. Pudwill has served as Founder, Chairman and Chief Executive Officer of Techtronic Industries Co., Ltd., a Hong Kong-based global manufacturer of industry leading brands in power tools, lawn and garden equipment, and floor care appliances. Mr. Pudwill co-founded Novatel Wireless and previously served on our Board from 1996 until 2000. Mr. Pudwill received a Master’s Degree in Commerce and Engineering from Technical College, Flensburg, Germany and a degree in Engineering from Technical College, Verden, Germany. Mr. Pudwill currently serves as a member of our Nominating Committee.

There are no family relationships among any directors, nominees, or executive officers of Novatel Wireless.

Board Meetings and Attendance

During the year ended December 31, 2004, our Board held a total of 5 meetings (including regularly scheduled and special meetings). The Board also acted by unanimous written consent 4 times during 2004. No incumbent Director attended less than 75% of the total number of meetings of the Board and all Board Committees on which such Director served during the fiscal year ended December 31, 2004. In addition, our non-employee directors met in executive session 4 times during 2004, 3 occasions of which involved only our Independent Directors.

Director Independence

The Board has determined that each of our Directors is “Independent” as defined by the rules of the National Association of Securities Dealers, Inc. (NASD) and those of the SEC other than Mr. Peter Leparulo who is our CEO and an employee of Novatel Wireless.

Board Committees

The Board has a standing Audit Committee, a standing Compensation Committee, a standing Corporate Governance Committee and a standing Nominating Committee. In addition, from time to time in the past the Board has duly established certain ad hoc committees with specific responsibilities and durations principally related to financing activities.

Audit Committee. Our Board of Directors has a separately designated standing Audit Committee established in accordance with Section 3(a)(58)(A) of the Exchange Act. From January 1, 2004 until January 30, 2004, our Audit Committee consisted of Messrs. Getz, Rossi and Sherman. Effective January 30, 2004, Mr. Sherman resigned his position as a member of the Audit Committee, and the Board nominated and elected Mr. David Werner to fill the vacancy and thereafter our Audit Committee has continued to consist of Messrs. Rossi, Getz and Werner. Mr. Werner serves as Chairman of our Audit Committee. Our Board has determined that each member of our Audit Committee satisfies the independence criteria set forth in SEC Rule 10A-3 of the Exchange Act as well as the applicable NASD independence and financial sophistication requirements. In addition, our Board has determined that Mr. Werner is an “Audit Committee Financial Expert” as defined by Item 401(h) of SEC Regulation S-K promulgated pursuant to the Exchange Act.

Our Audit Committee operates pursuant to a written charter first adopted and approved by our Board of Directors in April 2000. In April 2004, in connection with its annual review of its charter, our Audit Committee proposed revisions to its charter and our Board subsequently adopted these proposed revisions. We filed the Audit Committee charter, as amended, as an appendix to our Annual Proxy Statement in May 2004. The Audit Committee oversees our financial reporting process on behalf of the Board, reviews our financial controls, and selects, compensates and reviews the services of our Independent Registered Public Accounting Firm. The Audit Committee met 15 times during the year ended December 31, 2004 and its report is included later in this Proxy Statement.

Compensation Committee. Our Compensation Committee consists of three Directors, each of whom satisfies the applicable NASD independence criteria and each of whom constitutes both an “Outside Director” under Section 162(m) of the Internal Revenue Code of 1986, as amended (Internal Revenue Code), and the regulations thereunder, and a “Non-Employee Director” under the Exchange Act and the SEC rules and regulations thereunder. Our Compensation Committee acts pursuant to a written charter first adopted and approved by our Board of Directors in April 2000. The three Directors on our Compensation Committee are Messrs. Rossi, Lim and Pittard (who joined the Committee in July 2004) with Mr. Rossi serving as its Chairman. The Compensation Committee reviews and approves the compensation and benefits of our executive officers and non-employee Directors, administers our compensation, stock incentive and stock purchase plans, reports to the Board regarding compensation matters, oversees our Secondary Compensation Committee and performs other duties as our Board may request from time to time. Our Compensation Committee held 7 meetings during the year ended December 31, 2004 and its report is included later in this Proxy Statement.

Corporate Governance Committee. Our Corporate Governance Committee was established by our Board of Directors on January 30, 2004 and acts pursuant to a written charter that our Board adopted in July 2004. Its purpose is to assist in ensuring that our Board maintains and follows appropriate standards of corporate governance. The members of our Corporate Governance Committee are Messrs. Getz, Lim and Pittard each of whom satisfies the independence criteria of the NASD and the Exchange Act and the rules and regulations thereunder. Mr. Pittard serves as the Chairman of our Corporate Governance Committee. Our Corporate Governance Committee held one meeting during the year ended December 31, 2004.

Nominating Committee. During 2004 and early 2005, all our Independent Directors, acting together pursuant to a written policy, undertook to identify qualified individuals for service on our Board. In May 2005, our Board formalized this process further by establishing a standing Nominating Committee for this purpose. For any given year, our Nominating Committee will consist of all our Independent Directors other than those Directors whose terms of office expire at our next annual meeting of stockholders. Currently, the members of our Nominating Committee are Messrs. Davis, Getz, Lim, Pudwill and Werner. It is anticipated that the Board will adopt a formal Nominating Committee charter at its regularly scheduled meeting in July 2005 and we will file it as an appendix to our next annual Proxy Statement.

Compensation of Directors

Cash Compensation. Non-employee Directors currently receive $1,500 for each Board meeting they attend in person ($750 if attendance at such Board meeting is via telephone) and $1,000 for attending in person each Board Committee meeting ($500 if attendance at such Committee meeting is via telephone), as well as reimbursement of reasonable expenses incurred in connection with attending those meetings. We do not currently pay our non-employee Directors an annual retainer fee and we do not compensate Mr. Leparulo, our sole employee Director during 2004 and currently, in his capacity as a Director. In June 2004, our Compensation Committee authorized and approved a cash payment to Mr. David Werner, the Chairman of our Audit Committee, in the amount of $10,000 in respect of his service in that capacity during 2004. Mr. Werner is not a member of the Compensation Committee. It is anticipated that Mr. Werner will receive a fee for the services he renders during 2005 as Chairman of the Audit Committee although the precise amount has not yet been determined. In 2004, we paid an aggregate of $57,250 in cash compensation to our non-employee Directors, including the Audit Committee Chair fee paid to Mr. Werner.

Incentive Compensation. Non-employee Directors are eligible to participate in the 2000 Stock Incentive Plan, as amended and restated (Incentive Plan). During 2003, our non-employee Director incentive compensation policy was revised to provide for all future non-employee Directors to receive, upon being appointed to the Board, a one-time grant of options to purchase up to 85,000 shares of our common stock vesting over a three-year period, one-fifth of which would vest and become exercisable six months following the date of grant (which is typically the date the Director joins the Board) and the remaining balance of which would vest ratably over the following 30 months while service on our Board continues (referred to as three-year vesting). In June 2004, our Compensation Committee authorized and approved the granting of options to purchase 15,000 shares of our common stock to each non-employee Director then serving on the Board. 25% of these options vest on the first anniversary of grant and the balance of these options vests ratably thereafter on a monthly basis over the following 36 month period so long as service on the Board continues. Upon his appointment to the Board in January 2005, Dr. John Davis received options to purchase 100,000 shares of our common stock with three-year vesting. Pursuant to the Incentive Plan, options granted to non-employee Directors automatically vest upon a change in control of the company. The per share exercise price of these options is equal to 100% of the fair market value per share of the underlying common stock on the date of grant as quoted on The Nasdaq Stock Market.

Compensation Committee Interlocks and Insider Participation

To our knowledge, no interlocking relationship exists, or has existed in the past, between the Board or Compensation Committee, on the one hand, and the Board or Compensation Committee of any other company, on the other hand.

Corporate Governance Matters

Code of Ethics. Our Board of Directors has adopted a code of business conduct and ethics that applies to all our Directors, officers and employees. We distribute this code to our newly appointed directors and newly hired employees and conduct training sessions regarding its content for all Directors, officers and employees. If the Board makes any substantive amendment to this code for the principal executive and senior financial officers or grants any waiver, including any implicit waiver, from the provision of the code to one of these officers, we will timely disclose the nature of the amendment or waiver as required by law. Our code of ethics is available at no cost to you upon written request made to Corporate Secretary, 9645 Scranton Road, Suite 205, San Diego, CA 92121.

Process for Contacting the Board of Directors. Any stockholder who desires to contact the Chairman or the other members of our Board of Directors may do so by writing to: Board of Directors, c/o the Corporate Governance Committee, Novatel Wireless, Inc., 9645 Scranton Road, Suite 205, San Diego, CA 92121. Communications will be distributed to the Chairman or the other members of the Board as appropriate depending on the facts and circumstances outlined in the communication received.

Attendance at Annual Stockholder Meetings by the Board of Directors. Although we do not have a formal policy regarding attendance by members of our Board at the annual meeting of stockholders, we encourage, but do not require, Directors to attend. One of our directors attended last year’s annual meeting.

Process for Nominating Candidates for Election to the Board of Directors. Stockholder nominations to the Board of Directors must meet the requirements set forth in Section 2.5 of the company’s Bylaws. To date, we have not received any such nominations from our stockholders. Under these requirements, nominations for election to the Board of Directors may be made at a meeting of stockholders by any stockholder who is entitled to vote in the election of Directors and who provides timely written notice to our Corporate Secretary. This notice must contain specified information concerning the nominee and concerning the stockholder proposing the nomination. In order to be timely, a stockholder’s notice must be delivered to or mailed and received by our Corporate Secretary at least 120 calendar days before the one year anniversary of the date on which the company first mailed its Proxy Statement to stockholders in connection with the previous year’s annual meeting of stockholders. For a copy of the company’s Bylaws, please write to the Corporate Secretary at our executive offices set forth above.

Process for Recommending Candidates for Election to the Board of Directors. Our Board has established a Nominating Committee composed of only Independent Directors to assist it in determining whom to recommend for election to the Board of Directors. It is the policy of this Committee to consider recommendations for candidates to the Board of Directors from stockholders. Stockholder recommendations for candidates to the Board of Directors must be directed in writing to Corporate Secretary, Novatel Wireless, Inc., 9645, Scranton Road, Suite 205, San Diego, CA 92121, and must include the candidate’s name, home and business contact information, detailed biographical data and qualifications, information regarding any relationships between the candidate and Novatel Wireless within the last three years, and evidence of the recommending person’s ownership of shares of our voting capital stock.

The general criteria and process that our Nominating Committee applies in evaluating and identifying the candidates that it recommends to the full Board for selection, as Director nominees, are as follows:

•	In their evaluation of Director candidates, including the members of the Board of Directors eligible for re-election, the Committee seeks to achieve a balance of knowledge, experience and capability on the Board and considers (1) the current size and composition of the Board and the needs of the Board and its constituent standing committees, (2) such factors as character, judgment, expertise, business experience, length of potential service, independence, other commitments and the like, and (3) such other factors as the Committee may deem appropriate.

•	While the Nominating Committee has not established specific minimum qualifications for Director candidates, it believes that candidates and nominees must reflect a Board that is comprised of Directors who (1) are predominantly independent, (2) are of high integrity, (3) have broad, business-related knowledge and experience at the policy-making level in business, or technology, including their understanding of our business, (4) have qualifications that will increase overall Board effectiveness and (5) meet other requirements as may be required by applicable rules, such as financial sophistication or financial expertise with respect to Audit Committee members.

•	With regard to candidates who are properly recommended by stockholders or by other means, the Nominating Committee will review the qualifications of any such candidate, which review may include interviewing references for the candidate, direct interviews with the candidate, background checks or other actions deemed necessary or proper.

•	In evaluating and identifying candidates, the Nominating Committee has the authority to retain and terminate any third-party search firm that is used to identify Director candidates, and has the authority to approve the fees and retention terms of any search firm. To date, our Nominating Committee has not engaged any such firm.

•	After completing its review and evaluation of Director candidates, our Nominating Committee makes recommendations to the full Board of Directors for selection.

PROPOSAL 2:

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM

At the recommendation of the Audit Committee, our Board has appointed KPMG LLP, an international Independent Registered Public Accounting Firm, to act as independent auditors for us for fiscal year 2005. The Board believes that KPMG LLP’s experience with and knowledge of us are important, and would like to continue this relationship. KPMG LLP has advised us that the firm does not have any direct or indirect financial interest in Novatel Wireless or any of its two (2) wholly owned subsidiaries, nor has KPMG had any such interest since the inception of Novatel Wireless in 1996 other than as a provider of auditing and accounting services.

In making the recommendation for KPMG to continue as our Independent Registered Public Accounting Firm for the year ended December 31, 2005, the Audit Committee reviewed past audit results and the non-audit services performed during 2004 and which are proposed to be performed during 2005. In selecting KPMG LLP, the Audit Committee carefully considered KPMG LLP’s independence. KPMG LLP has confirmed to us that it is in compliance with all rules, standards and policies of the Independent Standards Board and the SEC governing auditor independence.

A representative of KPMG LLP is expected to attend the annual meeting. The KPMG LLP representative will have the opportunity to make a statement if he or she desires to do so and will be able to respond to appropriate questions from stockholders.

Our organizational documents do not require that our stockholders ratify the appointment of KPMG LLP as our Independent Registered Public Accounting Firm. We are doing so, as we have done in prior years, because we believe that it is a matter of good corporate practice. If our stockholders do not ratify this selection, the Audit Committee will reconsider whether to continue to retain KPMG LLP, but still may retain them. Even if this selection is ratified, the Audit Committee, in its discretion, could change the appointment at any time during the year if it determines that such a change would be in the best interests of Novatel Wireless and its stockholders. Our Board of Directors unanimously recommends a vote FOR ratification of the appointment of KPMG LLP as our Independent Registered Public Accounting Firm for our fiscal year ending December 31, 2005. Unless a contrary choice is specified, proxies solicited by our Board of Directors will be voted FOR ratification of this appointment.

Vote Required on Proposal 2

Approval of this proposal requires the affirmative vote of a majority of the shares present in person or represented by proxy at the annual meeting and entitled to vote at the annual meeting.

Board Recommendation

The Board unanimously recommends a vote FOR Proposal 2.

FEE DISCLOSURE

Fees Paid to Independent Registered Public Accounting Firm

The aggregate fees paid to KPMG LLP, our Independent Registered Public Accounting Firm, for 2004 and 2003, are as follows:

	Fees Paid
	2004	2003
Audit Fees (1)	$951,149	$260,500
Audit-Related Fees (2)	—	—
Tax Fees (3)	$31,256	—
All Other Fees (4)	—	—

(1)	Audit Fees consist of fees billed for professional services rendered for the audit of our consolidated annual financial statements and reviews of the interim consolidated financial statements included in quarterly reports and services that are normally provided by KPMG LLP in connection with statutory and regulatory filings or engagements. In 2004, audit fees also include fees for professional services rendered for the audits of (i) managements assessment of the effectiveness of internal control over financial reporting and (ii) the effectiveness of internal control over financial reporting.
(2)	Audit-Related Fees consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or reviews of our consolidated financial statements and are not reported under “Audit Fees.”
(3)	Tax Fees consist of fees billed for professional services rendered by KPMG LLP for tax compliance, tax advice and tax planning. In addition, the Company paid Deloitte & Touche $341,416 for tax services rendered in 2004 and $17,450 for tax services rendered in 2003.
(4)	All Other Fees consist of fees for products and services other than the services reported above.

Our Audit Committee annually reviews and pre-approves certain audit and non-audit services that may be provided by our Independent Registered Public Accounting Firm and establishes and pre-approves the aggregate fee level for these services. Any proposed services not included within the list of pre-approved services or any proposed services that will cause Novatel Wireless to exceed the pre-approved aggregate amount requires specific pre-approval by the Audit Committee. For 2004, all audit and not audit services that KPMG LLP rendered for us were pre-approved in accordance with Company guidelines.

PROPOSAL 3:

AMENDMENT OF THE AMENDED AND RESTATED NOVATEL WIRELESS, INC.

2000 STOCK INCENTIVE PLAN

Overview

We are seeking stockholder approval to amend our 2000 Stock Incentive Plan (Incentive Plan) to (i) increase the number of shares reserved for issuance under the plan by 1,500,000, (ii) eliminate a provision from the plan that provides for an automatic annual increase in the number of shares reserved for issuance thereunder (which we refer to in this Proxy Statement as the Evergreen Provision), and (iii) eliminate provisions from the plan that permit the Company to re-price the exercise price of any outstanding stock options or stock appreciation rights (referred to collectively as the Re-pricing Provisions). The form of the proposed amendment to the Incentive Plan is set forth as Appendix A to this Proxy Statement.

Increase of Shares Reserved for Issuance. Under our Incentive Plan, as of May 27, 2005, options to purchase an aggregate of 5,698,770 shares of common stock were issued and outstanding and options to purchase an aggregate of 1,190,540 shares remained available for grant under the plan. As of the date of this Proxy Statement, we have not issued any restricted stock, stock appreciation rights or restricted stock units pursuant to the Incentive Plan but our Board or its Compensation Committee may elect to do so at any time or from time to time in the future. If our stockholders approve Proposal 3, it would have the effect of immediately adding 1,500,000 shares to the Incentive Plan. (The share number listed in Appendix A hereto reflects the total number of shares that will have been reserved for issuance under the plan since its adoption.)

Elimination of Evergreen Provision. The Incentive Plan currently provides, pursuant to the Evergreen Provision, that on the first day of each fiscal year while the Incentive Plan is in effect, shares are automatically added to the plan equal to the lesser of (i) 100,000 shares, (ii) three percent of the shares of our common stock outstanding on the last day of the prior fiscal year, or (iii) such lesser number of shares as our Board may determine in its sole discretion. The Evergreen Provision has been a feature of the plan since our stockholders approved the plan in 2000. Since the Incentive Plan became effective, the Evergreen Provision has resulted in the addition of a total of 500,000 shares to the plan. If our stockholders approve Proposal 3, it would have the effect of immediately eliminating this feature from the Incentive Plan.

Elimination of Re-Pricing Provisions. The Incentive Plan currently permits the Company, pursuant to the Re-pricing Provisions, to reduce the exercise price per share applicable to outstanding stock options or stock appreciation rights. The Re-Pricing Provisions have been a feature of the plan since our stockholders approved the plan in 2000. We have never re-priced any of our outstanding stock options and to date we have not issued any stock appreciation rights (SARs). If our stockholders approve Proposal 3, it would have the effect of immediately eliminating this feature from the Incentive Plan although the Company would continue to be able to make exercise price adjustments in the context of a stock split, stock combination, merger, reorganization, recapitalization or other similar event in order to prevent the dilution or enlargement of rights held by award recipients.

Effective as of April 11, 2005, our Board approved the currently proposed amendment to the Incentive Plan and directed that it be submitted to stockholders at the 2005 annual meeting for approval with the Board’s recommendation. The Board unanimously determined that it is in the best interests of stockholders to increase the number of shares reserved for issuance under the Incentive Plan in the proposed amount in order to enhance the Company’s ability to attract, retain and motivate personnel by means of equity incentives. The Board made its determination after giving consideration to the compensation and employee incentive practices of other comparable companies. The amendment was designed to enhance the Company’s flexibility to grant stock options and other equity and equity based awards under the plan and to ensure that we can continue to grant awards to such persons at levels determined to be appropriate by our Compensation Committee at the time of grant in light of the circumstances then prevailing. As of the date of this Proxy Statement, we do not have a plan, arrangement or commitment to grant additional options or other securities under our Incentive Plan, however we expect that we will need to make additional grants in the near future in order to hire additional employees and to further incentivize existing employees. The Compensation Committee has discussed and continues to assess the possibility of using equity instruments such as restricted stock awards and SARs, either alone or in combination with stock options, for employee compensation and retention. The Compensation Committee anticipates that if our stockholders approve the additional shares for the Incentive Plan, it is likely that these shares would be used in some combination of restricted stock awards, SARs and stock options in the future.

In connection with authorizing and approving this proposed share increase, our Board also determined that, while not required, the removal of the Evergreen Provision from the Incentive Plan would ensure that each addition of shares to the Incentive Plan would require the prior authorization and approval of our stockholders and be in the best interests of our stockholders. Similarly, our Board determined that removing the Re-pricing Provisions from the Incentive Plan would be in our stockholders’ best interests in that it would ensure that the effective exercise prices applicable to outstanding stock options or SARs would not be reduced below those exercise prices determined on the date of the grant.

Set forth below is a summary of the Incentive Plan, as it has been amended and restated to date. This summary is qualified in its entirety by the terms of the plan which was most recently filed on March 31, 2004 as an exhibit to our annual report on Form 10-K for the fiscal year ending December 31, 2003.

Introduction

Our Incentive Plan was adopted by our Board of Directors on July 24, 2000 and was approved by our stockholders in September 2000. The plan became effective upon the initial public offering of shares of our common stock on November 15, 2000.

Shares Subject to the Plan

The Incentive Plan provides for the discretionary grant of incentive stock options to all employees, including officers and employee Directors, and for the discretionary grant of non-statutory stock options, stock appreciation rights, stock units and stock purchase rights and restricted stock to all employees, non-employee Directors and consultants. Currently, all our employees participate in the plan. If our stockholders approve Proposal 3 at the 2005 annual meeting, it would result in a total of potentially approximately 8.4 million shares of our common stock being issuable in the future under the plan, including shares already authorized for issuance under the plan and including shares authorized for issuance under a predecessor stock option plan, further grants under which were terminated on November 15, 2000. In addition, and as the plan currently provides, on the first day of each fiscal year while the plan is in effect, shares are automatically added to the plan equal to the lesser of (i) 100,000 shares, (ii) three percent of the shares of our common stock outstanding on the last day of the prior fiscal year, or (iii) such lesser number of shares as our Board of Directors may determine in its sole discretion. This provision is the Evergreen Provision, and stockholder approval of Proposal 3 at the 2005 annual meeting would automatically eliminate it from the plan. In addition, in the case of stock options, in the event that an optionee’s employment with us terminates other than for cause, all unvested options at such time are terminated with respect to the optionee and are immediately returned to the plan and made available for future grant as of the effective date of termination of employment. Moreover, generally 90 calendar days following such cessation of employment, the former employee’s vested options are automatically cancelled (unless they were exercised during that 90 day period, which the plan permits) and the shares otherwise issuable upon exercise of those vested options are likewise returned to the plan and become available for future issuance under the plan. In the event of a termination of employment for cause, all vested and unvested options held by such employee would be returned to the plan and become available for future issuance thereunder. In addition, on the 10th anniversary of issuance, in the event that outstanding option have not been exercised, they automatically expire and the underlying shares of common stock are no longer available for subsequent issuance. Unless terminated sooner, the Incentive Plan terminates, by its own terms, on July 23, 2010.

Administration

The Compensation Committee of our Board of Directors generally administrates the plan and generally has the power to select the employees who are to receive awards under the plan. It also interprets the plan and determines the type, number, vesting requirements (as further discussed below) and other features and conditions of an award of the options, restricted stock, stock appreciation rights or stock units granted.

Vesting

Options issued or issuable under the plan generally vest and become exercisable over a three or four-year period. Under three-year vesting, 20% of the options vests six months following the vesting commencement date (which is permitted to be earlier than the grant date) and the balance of the grant vests in 30 equal monthly installments thereafter while employment or service continues. Under four-year vesting, 25% of the options vests on the first anniversary of the vesting commencement date (which is permitted to be earlier than the grant date) and the balance of the grant vests in 36 equal monthly installments thereafter while employment or service continues. Nevertheless, under the plan, the Compensation Committee has the authority to determine alternative vesting schedules and at various times has elected to grant options with alternative vesting schedules. In addition, the plan permits the Compensation Committee to allow an optionee to exercise his or her options before they become vested, subject to the Company’s right of repurchase over any underlying shares acquired under the unvested portion of the options. This right of repurchase would lapse at the same rate that the option would have vested had there been no early exercise. In the case of restricted stock or stock units granted under the plan, such awards would become vested, in full or in installments, upon the satisfaction of the conditions specified in the applicable agreement between us and the recipient.

Subject to the receipt of stockholder approval where necessary pursuant to Rule 4350 of the NASD Marketplace Rules or otherwise, our Board, or its Compensation Committee has the authority to amend, suspend or terminate the option plan at any time for any reason, but no such action would affect any award previously granted under the plan. Awards granted under the plan are generally not transferable by the holder, and each option and stock appreciation right is exercisable during the lifetime of the holder only or by the holder’s guardian or legal representative. The plan provides that a stock option or a stock appreciation rights agreement under the plan may provide for accelerated exercisability in the event of the holder’s death, disability or retirement or other events and may provide for expiration prior to the end of its term in the event of the termination of the holder’s service to us.

In the case of restricted stock and stock units issuable under the plan, unless the plan administrator determines otherwise, the restricted stock purchase agreement shall grant us a repurchase option exercisable after the purchaser’s employment or other service relationship with us has ended for any reason, including his or her death or disability. Each award of restricted stock and stock units would be granted pursuant to an agreement between us and the participant, and would vest in full or in installments in accordance with the respective agreement, which may provide for acceleration upon the occurrence of certain events. The purchase price for shares repurchased pursuant to the restricted stock purchase agreement would be the original price paid by the purchaser and may be paid by cancellation of any indebtedness of the purchaser to us. The repurchase option would lapse at a rate determined by the administrator.

Stock Option Exercise Prices

The exercise price of all incentive stock options and non-statutory stock options granted to non-employee Directors must be at least equal to the fair market value of our common stock on the date of grant. The exercise price of other non-statutory stock options and stock purchase rights granted under the option plan is determined by the administrator, but with respect to non-statutory stock options intended to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Internal Revenue Code, the exercise price must be at least equal to the fair market value of our common stock on the date of the grant. With respect to any participant who owns stock possessing more than 10% of the voting power of all classes of our outstanding capital stock, the exercise price of any incentive stock option granted must at least equal 110% of the fair market value on the grant date and the term of such incentive stock option must not exceed five years. For purposes of determining such fair market value, we currently use the reported closing price of our common stock at the close of regular trading hours as listed on Nasdaq. The term of all other options granted under the plan may not exceed ten years. The plan permits optionees to pay the exercise price for the options using cash, by surrendering shares of the Company owned by the optionee (including shares acquired in the exercise itself and commonly referred to as a cashless or net exercise provision), by delivery to us of a full-recourse promissory note, or other means consistent with and subject to applicable laws, rules and regulations including without limitation the Sarbanes-Oxley Act of 2002. In January 2001, we filed a registration statement with the SEC on Form S-8 covering the resale of the shares issued under the Incentive Plan pursuant to which employees are able to resell these shares subject to compliance with our internal Company restrictions on trading in Company securities.

Modification or Assumption of Stock Options or Stock Appreciation Rights

As currently in effect, and within the limitations of the plan, the Board or the Compensation Committee may modify, extend or assume outstanding options or SARs or may accept the cancellation of outstanding options or SARs (whether granted by us or another issuer) in return for the grant of new options for the same or a different number of shares and at the same or a different exercise price. Nevertheless, the modification of a stock option or SAR will not, without the consent of the optionee, alter or impair the optionee’s rights or obligations under the option. Assuming that our stockholders approve Proposal 3, we would not be able to reduce the applicable exercise prices with respect to outstanding stock options or stock appreciation rights other than in the context of a stock split, stock combination, merger, recapitalization, reorganization or other similar event in order to prevent the dilution or enlargement of rights under the Incentive Plan.

Effect of a Change in Control

The plan provides that in the event that we are a party to a merger, reorganization or other similar corporate event, outstanding awards, other than grants to non-employee Directors, shall be subject to the agreement of merger, reorganization or other similar corporate event. Such agreement may provide, without limitation, for the assumption of outstanding awards by the surviving corporation or its parent, for their continuation by us if we are the surviving corporation, for accelerated vesting or for their cancellation with or without consideration. The plan administrator may determine, at the time of granting an award or thereafter, that such award shall become fully vested as to all shares subject to such award in the event that a change in control occurs with respect to us. In addition, the plan provides that options granted to non-employee Directors vest altogether in the event of certain changes of control.

Protection Against Dilution

In the event of a subdivision of the outstanding shares of our common stock, a declaration of a dividend payable in shares of our stock or payable in a form other than shares of common stock in an amount that has a material effect on the price of the shares, a stock combination, a recapitalization, reorganization, merger, or other similar occurrence, the Compensation Committee is entitled to make such adjustments, as it in its reasonable discretion, deems appropriate in order to prevent the dilution or enlargement of the rights granted under the plan. The Compensation Committee may do so by adjusting (i) the number of shares available for future awards, (ii) the number of shares covered by each outstanding award or (iii) the exercise price. Passage of Proposal 3 at this year’s annual meeting would not have any effect on the Company’s ability to make such adjustments to equity awards granted under the Incentive Plan.

U.S. Income Tax Consequences

Stock Options. Options granted under our Incentive Plan may be either incentive stock options, which are intended to satisfy the requirements of Section 422 of the Internal Revenue Code or non-statutory stock options, which are not intended to meet such requirements. The U.S. income tax treatment to our U.S. employees and to us for the two types of options is currently as follows:

Incentive Stock Options. No taxable income is recognized by the optionee at the time of the option grant, and no taxable income is recognized for regular tax purposes at the time the option is exercised, although taxable income may arise at that time for alternative minimum tax purposes equal to the excess of the fair market value of the purchased shares at such time over the exercise price paid for those shares.

The optionee would recognize taxable income in the year in which the purchased shares are sold or otherwise made the subject of certain dispositions. For federal tax purposes, dispositions are divided into two categories: (i) qualifying and (ii) disqualifying. A qualifying disposition occurs if the sale or other disposition is made more than two years after the date the option for the shares involved in such sale or disposition was granted and more than one year after the date the option was exercised for those shares. If either of these two requirements is not satisfied, then a disqualifying disposition results.

Upon a qualifying disposition, the optionee would recognize long-term capital gain in an amount equal to the excess of (i) the amount realized upon the sale or other disposition of the purchased shares over (ii) the exercise price paid for the shares. If there is a disqualifying disposition of the shares, then the excess of (i) the fair market value of those shares on the exercise date over (ii) the exercise price paid for the shares would be taxable as ordinary income to the optionee. Any additional gain recognized upon the disposition would be taxable as a capital gain.

If the optionee makes a disqualifying disposition of the purchased shares, then we would be entitled to an income tax deduction, if otherwise available to us, for the taxable year in which such disposition occurs, equal to the excess of (i) the fair market value of such shares on the option exercise date over (ii) the exercise price paid for the shares. If the optionee makes a qualifying disposition, we would not be entitled to any income tax deduction.

Non-Statutory Stock Options. No taxable income is recognized by an optionee upon the grant of a non-statutory option. The optionee would, in general, recognize ordinary income in the year in which the option is exercised, equal to the excess of the fair market value of the purchased shares on the exercise date over the exercise price paid for the shares, and the optionee and the Company would be required to satisfy certain tax withholding requirements applicable to such income.

If the shares acquired upon exercise of the non-statutory option are unvested and subject to repurchase by us in the event of the optionee’s cessation of service prior to vesting in those shares, then the optionee would not recognize any taxable income at the time of exercise but would have to report as ordinary income, as and when our repurchase right lapses, an amount equal to the excess of (i) the fair market value of the shares on the date the repurchase right lapses over (ii) the exercise price paid for the shares. The optionee may, however, elect under Section 83(b) of the Internal Revenue Code to include as ordinary income in the year of exercise of the option an amount equal to the excess of (i) the fair market value of the purchased shares on the exercise date over (ii) the exercise price paid for such shares. If the Section 83(b) election is made, the optionee would not recognize any additional income as and when the repurchase right lapses.

We would be entitled to U.S. federal income tax deduction equal to the amount of ordinary income recognized by the optionee with respect to the exercised non-statutory option. The deduction would in general be allowed for the taxable year in which such ordinary income is recognized by the optionee.

Stock Appreciation Rights. No taxable income is recognized upon receipt of a stock appreciation right. The holder would recognize ordinary income in the year in which the stock appreciation right is exercised, in an amount equal to the excess of the fair market value of the underlying shares of common stock on the exercise date over the base price in effect for the exercised right, and the holder would be required to satisfy the tax withholding requirements applicable to such income.

We would be entitled to an income tax deduction equal to the amount of ordinary income recognized by the holder in connection with the exercise of the stock appreciation right. The deduction will be allowed for the taxable year in which such ordinary income is recognized.

Restricted Stock. The tax principles applicable to grants of restricted stock under the Incentive Plan would be substantially the same as those summarized above for the exercise of non-statutory stock option grants.

Non-U.S. Tax Consequences

The income taxation consequences to our non-U.S. employees vary by country. Our Canadian subsidiary is generally entitled to a tax deduction to the extent employees of our Canadian subsidiary realize taxable income in connection with stock option exercises.

Deductibility of Executive Compensation

We anticipate that any compensation deemed paid in connection with the disqualifying disposition of incentive stock option shares or the exercise of non-statutory stock options with exercise prices equal to the fair market value of the option shares on the grant date under the stock option plan will qualify as performance-based compensation for purposes of Section 162(m) of the Internal Revenue Code and will not have to be taken into account for purposes of the $1.0 million limitation per covered individual on the deductibility of the compensation paid to our executive officers. Accordingly, all compensation deemed paid with respect to those options should remain deductible by us without limitation under Section 162(m).

Accounting Treatment as of the Date of this Proxy Statement

Under the accounting principles currently in effect as of the date of this Proxy Statement, option grants made to employees and non-employee members of our Board of Directors under our Incentive Plan with exercise prices equal to the fair market value of the option shares on the grant date will not result in any direct charge to the Company’s reported earnings. However, the fair value of those options is required to be disclosed in the notes to our consolidated financial statements, we must also disclose, in the notes to our consolidated financial statements, the pro forma impact those options would have upon our reported earnings were the fair value of those options at the time of grant treated as a compensation expense. In addition, the number of outstanding options may be a factor in determining our earnings per share on a fully-diluted basis where applicable.

Option grants or stock issuances made under the Incentive Plan with exercise or issue prices less than the fair market value of the shares on the grant or issue date will result in a direct compensation expense to us in an amount equal to the excess of such fair market value over the exercise or issue price. The expense must be amortized against our earnings over the period that the option shares or issued shares are to vest.

Option grants made to non-employee consultants will result in a direct charge to our reported earnings based upon the fair value of the option measured initially as of the grant date and then subsequently on the vesting date of each installment of the underlying option shares. Such charge will include the appreciation in the value of the option shares over the period between the grant date of the option and the vesting date of each installment of the option shares. In addition, any options that are repriced will also trigger a direct charge to our reported earnings measured by the appreciation in the value of the underlying shares over the period between the grant date of the option and the date the option is exercised for those shares or terminates unexercised.

Should one or more individuals be granted tandem stock appreciation rights under the option plan then such rights would result in a compensation expense to be charged against our reported earnings. Accordingly, at the end of each fiscal quarter, the amount, if any, by which the fair market value of the shares of common stock subject to such outstanding stock appreciation rights has increased from the prior quarter-end would be accrued as compensation expense, to the extent such fair market value is in excess of the aggregate exercise price in effect for those rights.

Accounting Treatment Commencing in 2006

In December 2004, the Financial Accounting Standards Board adopted Statement 123R, “Share Based Payment,” which will require us, beginning with the first quarter of 2006, to measure compensation costs for all stock based compensation (including stock options and our employee stock purchase plan, as currently constructed) at fair value and take a compensation charge equal to that value.

Vote Required on Proposal 3

Approval of this proposal requires the affirmative vote of a majority of the shares present in person or represented by proxy at the annual meeting and entitled to vote at the annual meeting.

Board Recommendation

The Board unanimously recommends a vote FOR Proposal 3.

CERTAIN INFORMATION WITH RESPECT TO EXECUTIVE OFFICERS

The following table sets forth certain current information with respect to our executive officers:

Name	Age	Position with the Company
Peter V. Leparulo	46	Chief Executive Officer and Director
Robert M. Hadley	42	Vice President, Sales and Marketing
Dan L. Halvorson	39	Chief Financial Officer
Patrick J. O’Bright	41	Vice President, Operations and General Manager
Catherine F. Ratcliffe	47	Vice President, Business Affairs and Secretary
Slim S. Souissi	40	Vice President, Chief Technology Officer
George B. Weinert	46	Vice President, Business Development

Peter V. Leparulo has served as a Director since May 2003 and as our Chief Executive Officer since January of 2003. Prior to that time, he was our Senior Vice President, General Manager, CDMA Operations since May 2001. From September 2000 to May 2001, he served as our Senior Vice President, Corporate and Strategic Development and General Counsel. From June 1998 until September 2000, Mr. Leparulo was a Senior Partner at the law firm of Orrick, Herrington & Sutcliffe LLP, where he specialized in corporate finance, mergers and acquisitions, securities, intellectual property and general corporate matters. Prior to joining Orrick, Mr. Leparulo was a Partner at the law firm of Pillsbury Madison & Sutro LLP, from January 1992 until June 1998, and an Associate at that firm from October 1989 until January 1992. He holds a Bachelor of Science from Colgate University and a Juris Doctor from Case Western Reserve University.

Robert M. Hadley has served as our Vice President of Sales and Marketing since January 2003. Prior to that time, he served as our Vice President of Strategic Accounts from April 2001 to December 2002. Before joining us, Mr. Hadley was Vice President of Sales for e-SIM Ltd., a provider of advanced simulation technology for product development. Prior to that Mr. Hadley held various senior sales and marketing positions inside Aonix, a Thomson Software company providing IT solutions for corporate enterprise reporting and lifestyle software development markets, where he rose to the position of Vice President of Marketing. Mr. Hadley holds a Bachelor of Science in Computer Science from San Diego State University.

Dan L. Halvorson has served as our Chief Financial Officer since May 2004. Prior to that time, Mr. Halvorson served as our Vice President of Finance, Chief Accounting Officer and Treasurer since January 2004, our Vice President of Finance and Treasurer since September 2001, and as Director of Finance and Treasurer since joining us in March 2000. From January 1998 through March 2000, Mr. Halvorson was Director of Finance at Dura Pharmaceuticals. Mr. Halvorson is a Certified Public Accountant and holds a Bachelor of Science from San Diego State University.

Patrick J. O’Bright has served as our Vice President of Operations and General Manager since January 2003. From September 2000 until January 2003, he was our Director of CDMA Strategy. From May 1999 until September 2000, he was a Program Manager at Motorola, Inc. From August 1998 to May 1999, he worked in manufacturing operations with QUALCOMM, Incorporated. Mr. O’Bright received a Bachelor of Science from the State University of New York after which he served in the United States Navy for approximately 11 years.

Catherine F. Ratcliffe has served as our Vice President, Business Affairs since joining the Company in May 2004. Before joining Novatel Wireless she practiced law privately, most recently as partner in the law firm Lamb & Kawakami. From 1997 to 2002 she was Vice President, General Counsel and Human Resources at Day Runner, Inc. Prior to that, she was a partner in the law firm Bryan Cave LLP practicing in the corporate finance, securities and mergers and acquisition areas from 1992 to 1997. Ms Ratcliffe holds a Bachelor of Arts from the University of California at Los Angeles and a Juris Doctor from the University of California at Berkeley.

Slim S. Souissi has served as our Vice President and Chief Technology Officer since October 2002. Prior to that time, he served as our Vice President of Emerging Technologies from December 2001 to October 2002 and as our Principal Research Scientist from May 2000 to December 2001. Prior to joining us, Dr. Souissi was Principal Staff Engineer in Motorola’s research and development operation from November 1994 to May 2000. Dr. Souissi earned a Ph.D. and a Master of Science in Electrical Engineering from the Georgia Institute of Technology, a Master of Science in Digital Signal Processing from the Ecole Superieure d’Electricite (France) and a Master of Science n Engineering from the Ecole Superieure d’Ingenieurs de Marseille (France). In addition, Dr. Souissi holds 27 U.S. patents, all related to wireless technology.

George B. Weinert has served as our Vice President of Business Development since April 2003. Prior to that, from January 2002 to February 2003, he worked as Chief Operating Officer for Okbridge, Inc., an internet gaming and software company. From February 1998 to November 2001, Mr. Weinert worked for Novatel Wireless in both product management and strategic planning capacities Prior to joining Novatel Wireless, he served as COO of Okbridge and as Vice President of Product Management at iVasion/RouterWare, Inc., where he oversaw the design, development and delivery of all commercial and OEM networking products. Mr. Weinert has also held senior management positions with NetManage, Inc., Age Logic, Inc., and Pathway Systems, where his responsibilities included engineering, sales and marketing of software and hardware products for local and wide area networking. He received and Bachelor of Science in Business Administration from San Diego State University.

Code of Ethics

We have adopted a code of ethics that applies to all our Directors, officers and employees. A copy of the code of ethics is available, without charge, upon request, by addressing your request to: Corporate Secretary, Novatel Wireless, Inc., 9645 Scranton Road, Suite 205, San Diego, CA 92121. We will disclose any material amendments to our code of ethics and all waivers from any provisions of our code of ethics granted to any of our executive officers.

EXECUTIVE OFFICER COMPENSATION

The following table sets forth the salary, bonus and other compensation paid for 2002, 2003 and 2004 with respect to our Chief Executive Officer during 2004 and the four other most highly-compensated executive officers as of the end of 2004 (together, the Named Executive Officers).

Summary Compensation Table

		Annual Compensation							Long-Term Compensation
	Year	Salary		Bonus(2)		Other Annual Compensation			Securities Underlying Options Granted	All Other Compensation(3)
Peter V. Leparulo Chief Executive Officer	2004 2003 2002	$318,575 198,764 230,000	(1)	$262,500 — —		$	— — 109,541	(4)	350,000 771,334 55,331	$8,200 — —

Robert M. Hadley Vice President, Sales & Marketing	2004 2003 2002	159,889 145,333 165,000	(1)	247,804 54,320 136,182	(5) (5) (5)		— — —		100,000 247,134 2,866	$8,200 — —

Dan L. Halvorson Chief Financial Officer	2004 2003 2002	193,021 159,631 174,117	(1)	50,000 — —			— — —		150,000 97,277 2,723	$7,730 — —

Patrick J. O’Bright Vice President, Operations & General Manager	2004 2003 2002	191,183 114,450 126,000	(1)	100,000 — 6,574			— — —		100,000 248,567 1,433	$7,657 — —

Slim S. Souissi Chief Technology Officer & Vice President, Eng.	2004 2003 2002	190,562 149,875 165,000	(1)	101,000 — 1,711			— — —		100,000 247,707 2,293	$7,672 — —

(1)	Effective April 1, 2004, the annual base salary for Mr. Leparulo was increased to $350,000 and the annual base salary for each of Messrs. Halvorson, O’Bright and Souissi was increased to $200,000. Effective January 16, 2004, the annual base salary for Mr. Hadley was increased to $160,000.
(2)	Unless otherwise noted, the amount for any year represents the amount earned in that year, whether or not paid in a subsequent year.
(3)	Represents company matching contributions under its 401(k) plan which vest over a 4-year period commencing with the year the match was earned. The Company initiated its matching program in 2004.
(4)	Represents relocation and temporary living expenses paid by us.
(5)	Includes aggregate sales commission payments to Mr. Hadley totaling $207,804 for 2004, $54,320 for 2003 and $136,182 for 2002.

Option Grants in Fiscal Year 2004

We granted options to purchase a total of 800,000 shares to the Named Executive Officers during 2004 at an exercise price of $16.27 per share. During the same period, we granted options to purchase up to a total of 1,549,886 shares of common stock to all other employees and options to purchase an aggregate of 175,000 shares to our non-employee Directors at exercise prices equal to the fair market value of the common stock on the date of grant, as quoted on The Nasdaq Stock Market. The options granted to the Named Executive Officers during 2004 vest at the rate of 20% on the six month anniversary of the vesting commencement date, which was March 19, 2004 for these grants, and 1/30th of the remaining balance of each grant vests each month thereafter over such 30-month period for so long as employment with or service for us continues. In addition, the options granted to Mr. Leparulo automatically vest in the event we were to terminate Mr. Leparulo’s employment for any reason other than cause or in the event of a change in control of our Company.

Option Grants in Last Fiscal Year

	Individual Grants				Grant Date Present Value $(1)
	Number of Securities Underlying Options Granted (#)	% of Total Options Granted to Employees in Fiscal Year	Exercise Price ($/Sh)	Expiration Date
Peter V. Leparulo	350,000	14.89%	16.27	4/29/14	$3,217,305
Robert M. Hadley	100,000	4.25%	16.27	4/29/14	$919,230
Dan L. Halvorson	150,000	6.38%	16.27	4/29/14	$1,378,845
Patrick J. O’Bright	100,000	4.25%	16.27	4/29/14	$919,230
Slim S. Souissi	100,000	4.25%	16.27	4/29/14	$919,230

(1)	The grant date present value was determined using a Black-Scholes option pricing model with the following assumptions: expected volatility of 90.0%, risk free rate of return of 3.3%, no dividend yield and an expected term of four years.

Aggregated Option Exercises in Fiscal Year 2004 and Fiscal Year-End Option Values

The following table sets forth certain information concerning option exercises during 2004 by our Named Executive Officers as well as unexercised options held by each of them at December 31, 2004.

	Shares Acquired on Exercise	Value Realized	Number of Shares Underlying Unexercised Options at December 31, 2004		Value of Unexercised In-the-Money Options at December 31, 2004
			Exercisable	Unexercisable	Exercisable	Unexercisable
Peter V. Leparulo	447,300	$8,938,830	242,750	526,615	$1,893,111	$5,685,404
Robert M. Hadley	134,786	$2,134,565	30,701	191,179	$166,968	$2,214,218
Dan L. Halvorson	50,712	$855,130	50,505	155,116	$181,045	$1,123,061
Patrick J. O’Bright	107,068	$1,751,131	44,812	201,453	$324,909	$2,389,207
Slim S. Souissi	117,222	$1,999,121	44,496	191,322	$287,774	$2,220,193

The aggregate value of unexercised in-the-money options held by each of the Named Executive Officers represents the positive spread, on a grant-by-grant basis, between the exercise price of the stock options and the fair market value of our common stock multiplied by the number of exercisable or unexercisable options subject to that grant (calculated using the closing sales price of our common stock on December 31, 2004 of $19.41, as reported by NASDAQ; the actual value, if any, that will be realized if these options are exercised will depend upon the difference between the exercise price of the particular options at issue and the market price of our common stock at the time the options are exercised.)

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2004 with respect to the shares of Common Stock that may be issued under existing equity compensation plans.

Equity Compensation Plan Information

		(a)		(b)	(c)
Plan category	Name of Plan	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance
Equity compensation plans approved by security holders	The Amended and Restated Novatel Wireless, Inc. 2000 Stock Incentive Plan	4,449,592	(1)	$13.17	1,586,245	(2)(3)
Equity compensation plans not approved by security holders	None	—		—	—

Total		4,449,592		$13.17	1,586,245

(1)	Our stockholders approved our amended and restated 2000 Stock Incentive Plan in September 2000, immediately prior to our initial public offering in November 2000. The amounts included in this table include options to purchase shares of our common stock that we issued under our predecessor plan, the amended and restated 1997 Employee Stock Option Plan, further grants under which were terminated on November 15, 2000.
(2)	As in effect as of the date of this Proxy Statement, on the first day of each fiscal year while the Incentive Plan is in effect, shares available for issuance under the plan are added to the plan equal to the lesser of (i) 100,000 shares, (ii) three percent of the shares of our common stock outstanding on the last day of the prior fiscal year, or (iii) such lesser number of shares as our Board may determine in its sole discretion. If our stockholders approve Proposal 3, it will have the effect of immediately eliminating this provision from the Incentive Plan.
(3)	Includes 175,453 shares of the Company’s common stock issuable pursuant to the Company’s Amended and Restated 2000 Employee Stock Purchase Plan.

Employee Stock Purchase Plan

Our 2000 Employee Stock Purchase Plan (Purchase Plan) was adopted by our Board of Directors on July 24, 2000 and was approved by our stockholders in September 2000. The plan became effective upon our initial public offering on November 15, 2000 and we filed a copy of the plan as an exhibit to our registration statement filed with the SEC in connection with our initial public offering. On June 22, 2004, our stockholders approved an amendment to the Purchase Plan pursuant to which an additional 80,000 shares would be reserved for issuance thereunder. As of December 31, 2004, a total of 175,453 shares of our common stock were reserved for issuance under the Purchase Plan. In addition, beginning with our first fiscal year beginning after the first day of each fiscal year while the plan is in effect, shares are added to the Purchase Plan equal to the lesser of (a) 0.5% of the outstanding shares of our common stock on the last day of the prior fiscal year, (b) 18,000 shares, or (c) such lesser number of shares as may be determined by our Board in its sole discretion.

Under the Purchase Plan, which is intended to qualify under Section 423 of the Internal Revenue Code, our Board of Directors may determine the duration and frequency of stock purchase periods. The plan generally operates using consecutive, overlapping, twenty-four month offering periods. Each offering period includes four approximately six-month purchase periods. The offering periods generally start on the sixteenth day of February and August of each year.

Currently, all employees of our Company or of any designated subsidiary of ours are eligible to participate. However, no employee may be granted an opportunity to purchase stock under the Purchase Plan if immediately after the grant, he or she would own stock possessing 5% or more of the total combined voting power or value of all classes of our capital stock.

The Purchase Plan permits participants to purchase shares of our common stock through payroll deductions of up to 10% of their total annual compensation. Amounts deducted and accumulated by the participant are used to purchase shares of common stock at the end of each purchase period. The price of stock purchased under the Purchase Plan is generally 85% of the lower of the fair market value of our common stock either at the beginning of the offering period or at the end of the purchase period. In the event the fair market value at the end of a purchase period is less than the fair market value at the beginning of the offering period, the participants are withdrawn from the current offering period following exercise and automatically re-enrolled in a new offering period. Participants may end their participation at any time during an offering period, and, if they elect to do so, are paid their accumulated payroll deductions to date. Participation in the Purchase Plan ends automatically upon termination of employment with us and we refund to the employee accumulated payroll deductions through the date of such termination.

Rights granted under the Purchase Plan are not transferable by a participant other than upon his or her death or by a special determination by the plan administrator. Each outstanding option under the Purchase Plan will be subject to the acquisition agreement in the event we merge with or into another corporation or sell substantially all of our assets.

Subject to the receipt of stockholder approval where required by applicable local, rule or regulation including Rule 4350 of the NASD Marketplace Rules, our Board of Directors has the authority to amend or terminate the 2000 purchase plan at any time for any reason. Unless earlier terminated by our Board of Directors, the Purchase Plan will terminate automatically 10 years from its effective date. In January 2001, we filed a registration statement with the SEC covering the resale of the shares purchased under the Purchase Plan pursuant to which employees are able to resell these shares on the open market.

401(k) Plan

Participation in our 401(k) plan is available to all our employees located in the United States. The 401(k) plan is intended to qualify under Section 401(k) of the Internal Revenue Code. Consequently, contributions to the 401(k) plan by employees or by us, and the investment earnings on these contributions, are not taxable to employees until withdrawn from the 401(k) plan. Further, contributions by us, if any, will be deductible by us when made. Employees may elect to contribute up to 15% of their current annual compensation to the 401(k) plan up to the statutorily prescribed annual limit. During 2004, the Compensation Committee authorized and approved a 401(k) matching program for the benefit of all our U.S. employees who elect to contribute to the 401(k). Under the program as currently in effect, we match in cash each U.S. employee’s annual contribution to his or her 401(k) plan account on a dollar-for-dollar basis, up to an annual aggregate amount of 4% of the employee’s annual base salary, bonus and commissions, if any, subject to any applicable limits imposed by the Internal Revenue Service. The Company’s matching contribution vests over a four-year period and an employee forfeits any unvested dollar amounts in the event of his or her departure from employment with us prior to the completion of the applicable vesting period.

Employment and Other Arrangements

None of our employees currently has an employment agreement with us.

During 2004, we entered into management retention agreements with the Company’s executive officers at that time, other than our chief executive officer, and filed a copy of the underlying form of agreement as an exhibit to our Quarterly Report on Form 10-Q for the period ended June 30, 2004. The agreements entitle those employees to enumerated severance benefits if, within the one year period immediately following a change of control (as defined in the agreement), we were to terminate the employee’s employment other than for cause (as defined in the agreement) or disability or the employee were to terminate his or her employment for good reason (as defined in the agreement). These severance benefits would include a lump sum payment of three times the sum of the employee’s annual base salary then in effect and the applicable targeted annual bonus, up to 24 months of continued medical benefits, full acceleration of vesting of the employee’s stock options, a tax equalization payment to eliminate the effects of any applicable excise tax, and financial planning and outplacement services for a period not to exceed one year and not to exceed $10,000.

In addition, we have entered into indemnification agreements with each of our executive officers and Directors for the indemnification of and advancement of expenses to these persons to the maximum extent permitted under Delaware law.

Report of the Compensation Committee of the Novatel Wireless Board on Executive Compensation

Overview

The Compensation Committee of the Board of Directors is comprised of non-employee directors of the Company and operates pursuant to a written charter which the Board adopted in April 2000. Messrs. Rossi and Lim served on the Compensation Committee for all of 2004 and Mr. Pittard was elected to the Compensation Committee in July 2004. The Board has determined that each member of the Compensation Committee satisfies the applicable independence requirements specified by Marketplace Rule 4200 of the NASD, by Section 162(m) of the Internal Revenue Code and by Rule 16(b)-3 promulgated by the SEC pursuant to the Exchange Act:

Role of the Compensation Committee

The Compensation Committee is responsible for:

•	establishing and reviewing the general compensation policies and levels of compensation applicable to the Company’s chief executive officer, other executive officers and the Company’s non-employee directors in their respective capacities as Board and Board Committee members;

•	reviewing regional and industry-wide compensation practices in order to assess the adequacy and competitiveness of our executive compensation programs among comparable companies;

•	overseeing the Company’s stock option plan, its stock purchase plan and its 401(k) plan, including the determination of employees and parties who are to receive grants of stock or stock options and the terms of the grants; and

•	overseeing the Company’s Secondary Compensation Committee which is responsible for authorizing and approving stock option grants to newly hired employees.

General Policies Regarding Compensation of Executive Officers

In establishing compensation for the Company’s executive officers, the Compensation Committee seeks to:

•	attract and retain individuals of superior ability and managerial talent;

•	motivate individuals for the achievement of our operational and strategic business objectives; and

•	align the goals of our executive officers with those of our stockholders.

To these ends, the Company’s executive officer compensation package for the year ended December 31, 2004 consisted of a fixed base salary, a variable discretionary cash bonus, and a stock-based long-term incentive award. The Company retained the services of an independent compensation and benefits consultant in connection with determining 2004 executive officer compensation. Compensation for each executive officer is weighted towards the variable components in order to ensure that total compensation reflects the overall success or failure by the executive to meet the appropriate performance measures. In making its compensation decisions for the Company’s CEO and executive officers, the Compensation Committee reviews all components of compensation, including salary, bonus, equity and long-term incentive compensation and accumulated realized and unrealized stock option gains. (The Compensation Committee separately discusses 2004 CEO compensation later in this report.)

Base Salary. The Compensation Committee establishes base salary levels for the executive officers after an annual review of the compensation of executives with comparable responsibilities at companies that the Compensation Committee deems to be similarly situated to the Company. The Compensation Committee generally compares the Company’s performance with that of other companies in the same and similar industries and also focuses on comparable companies, based on various metrics, that are located in the same general geographic region as the Company. In order to identify certain comparables, the Compensation Committee uses information provided in independent third-party published surveys including the Radford Executive Compensation Report as well as the services of an independent consultant. In addition, the Compensation Committee considers departmental performance, incumbent performance and experience, relative levels of pay among the executive officers and recommendations from the CEO for base salary levels other than his own. At its March 2004 meeting, the Compensation Committee approved base salary increases for the executive officers effective April 1, 2004. Other than with respect to the CEO, the annual base salary for each of the non-commissioned executive officers was set at $200,000 effective April 1, 2004 and the annual base salary for the commissioned executive officer was set at $160,000 effective January 16, 2004.

Annual Bonus. The payment of annual bonuses to the Company’s executive officers is intended to promote a pay for performance philosophy. The Compensation Committee bases the amount of each executive officer’s annual bonus on a combination of three performance factors:

•	overall corporate performance;

•	departmental performance; and

•	individual performance.

The Compensation Committee measures overall corporate performance using a number of metrics including achievement of the Company’s operating plan. Departmental and individual achievements are measured against specific objectives communicated in advance to each executive officer. The Compensation Committee set target bonus levels, expressed as a percentage of annual salary, for each executive officer then employed at the Company at its March 2004 meeting. At its February 2005 meeting, the Compensation Committee reviewed executive officer performance against the stated benchmarks and considered the individual performance evaluations of each executive officer in making bonus awards for fiscal 2004 performance. The Summary Compensation Table set forth on page 19 of this Proxy Statement includes the bonus awards for the Company’s Named Executive Officers that were approved by the Compensation Committee in February 2005 and paid in full and in cash on February 28, 2005.

Long-Term Incentive Compensation. The Compensation Committee recognizes that, while a cash bonus provides awards for positive short-term and mid-term performance, the interests of stockholders are best served by giving key employees the opportunity to participate in the appreciation of the value of the Company’s common stock through the granting of stock-based incentives. Stock-based incentives constitute the long-term portion of our executive officer and non-management employee compensation package. In granting stock-based awards, the Compensation Committee takes into account such factors as the amounts and value of long-term compensation and stock-based compensation received by similarly situated executives at competitive companies. At its April 2004 meeting, the Compensation Committee granted each executive officer options to purchase shares of the Company’s common stock at the fair market value of such stock on the date of grant. Those option grant amounts are reflected in the Summary Compensation Table on page 19 of this Proxy Statement.

Other Benefits. Each executive officer of the Company is entitled to participate in the Company’s Employee Stock Purchase Plan, the terms of which are more fully summarized on Page 21 of this Proxy Statement.

Other Compensation Committee Undertakings During 2004 Related to Executive Compensation. During 2004, the Compensation Committee authorized and approved a 401(k) matching program for the benefit of all the Company’s U.S. employees. Under the program as currently in effect, the Company matches in cash each U.S. employee’s annual contribution to his or her 401(k) plan account on a dollar-for-dollar basis, up to an annual aggregate amount of 4% of the employee’s annual base salary, bonus and commissions, if any, subject to the applicable limits imposed by the Internal Revenue Code. The Company’s matching contribution vests over a four-year period and an employee forfeits any unvested dollar amounts in the event of his or her departure from the Company prior to the completion of the applicable vesting period.

The Compensation Committee also reviewed, and continues to review, the anticipated effects on the Company’s financial statements of Statement 123R adopted by Financial Accounting Standards Board which requires that companies measure compensation costs for all stock-based compensation (including compensation attributable to the Company’s stock option and employee stock purchase plans as currently constructed) at fair value and, commencing in the first quarter of 2006, take a compensation charge equal to that value. In addition, the Compensation Committee examined possible alternatives to using stock options as a form of long-term incentive compensation, including the granting of restricted stock, stock appreciation rights and restricted stock units.

Limitation on Deductibility of Executive Compensation. Section 162(m) of the Internal Revenue Code limits the deductibility of compensation paid to certain of the Company’s executive officers. To qualify for deductibility under Section 162(m), compensation in excess of $1,000,000 per year paid to the chief executive officer and the four other most highly compensated executive officers at the end of such fiscal year generally must be “performance-based” compensation as determined under Section 162(m). The Compensation Committee generally intends to comply with the requirements for full deductibility of executive compensation under Section 162(m). However, the Compensation Committee will balance the costs and burdens involved in such compliance against the value to Novatel Wireless and its stockholders of the tax benefits that the Company would obtain as a result, and may in certain instances pay compensation that is not fully deductible if in its determination such costs and burdens outweigh such benefits.

Chief Executive Officer Compensation with respect to 2004.

The Compensation Committee determined the compensation of Mr. Peter Leparulo, the Company’s CEO for the fiscal year ended December 31, 2004, in accordance with the criteria discussed above. Mr. Leparulo was not present during the Compensation Committee’s discussions about, or determination of, his compensation. Mr. Leparulo’s compensation was reviewed and analyzed by the Compensation Committee, in consultation with its independent consultant, in the context of all the aggregate amounts and mix of all the components of his total compensation. In addition it is the Compensation Committee’s practice to make most compensation decisions in a two-step process. At its March 2004 meeting, the Compensation Committee determined to increase Mr. Leparulo’s annual base salary from $235,000 to $350,000, effective April 1, 2004. In addition, at its April 2004 meeting, it granted him options to purchase 350,000 shares of the Company’s common stock at the fair market value of such stock on the date of grant. For 2004, Mr. Leparulo was eligible for a cash bonus of up to 75% of his base salary, dependent on his achievement of the various benchmarks that had been set by the Compensation Committee in 2004. At its February 2005 meeting, the Compensation Committee reviewed Mr. Leparulo’s performance against the stated benchmarks for the discretionary bonus, and determined that he had achieved the benchmarks in full and awarded Mr. Leparulo a bonus of $262,500 which the Company paid him in full and in cash on February 28, 2005.

Compensation Committee

Mark Rossi, Chairman

Peng K. Lim

Daniel E. Pittard

Report of the Audit Committee of the Novatel Wireless Board of Directors

The Audit Committee of the Novatel Wireless Board of Directors contains three members each of whom the Board of Directors has determined is “Independent” within the meaning of, and as required by, the listing standards of The Nasdaq Stock Market and Rule 10A-3 promulgated by the SEC pursuant to the Exchange Act. In addition, the Board of Directors has determined that each member of the Audit Committee satisfies Nasdaq’s financial literacy requirements and that Mr. David Werner, who currently serves as the Chairman of the Audit Committee, qualifies as an “Audit Committee Financial Expert” as defined in Item 401(h) of Regulation S-K promulgated by the SEC. The Audit Committee operates pursuant to a written charter which was amended and restated in April 2004 and which was filed as an exhibit to the Company’s 2004 Definitive Proxy Statement.

The role of the Audit Committee is to oversee the financial reporting process of the Company on behalf of the Board, and to appoint, compensate, retain, and oversee the services of the Company’s Independent Registered Public Accounting Firm. The Audit Committee reviews the financial controls, reviews the books and accounts, meets with the Company’s officers regarding the financial controls, acts upon recommendations of the Company’s Independent Registered Public Accounting Firm and takes further actions as the Audit Committee deems necessary to complete an audit of the Company’s books and accounts. The Company’s management has the primary responsibility for Novatel Wireless’ financial statements as well as its financial reporting process, accounting principles and internal controls. The Independent Registered Public Accounting Firm that the Audit Committee retains on behalf of the Company is responsible for performing an annual audit and quarterly reviews of the Company’s financial statements and expressing an opinion as to the conformity of such financial statements with generally accepted accounting principles.

In this context, the Audit Committee has reviewed and discussed the audited financial statements of the Company as of and for the year ended December 31, 2004 with management and, separately, with the Independent Registered Public Accountants. The Audit Committee has discussed with such accountants the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committee) as amended by Statement on Auditing Standards No. 90 (Audit Committee Communications), as currently in effect, which include, among other items, matters related to the conduct of the audit of the Company’s financial statements and matters relating to the auditor’s judgments about the acceptability and the quality of Novatel Wireless’ accounting principles. In addition, the Audit Committee has received the written disclosures and the letter from the Company’s Independent Registered Public Accountants required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committee), as currently in effect, and it has discussed with them their independence from the Company and its management. The Audit Committee has also considered whether the Independent Registered Public Accountants’ provision of non-audit services to the Company would be compatible with maintaining their independence.

In the performance of this oversight function, the members of the Audit Committee necessarily relied upon the information, opinions, reports and statements presented to them by Company management and by the Company’s Independent Registered Public Accountants. As a result, the Audit Committee’s oversight and the review and discussions referred to above do not assure that Company management has maintained adequate financial reporting processes, accounting principles and internal controls, that the Company’s financial statements are accurate, that the audit of such financial statements has been conducted in accordance with generally accepted auditing standards or that the Company’s Independent Registered Public Accountants meet the applicable standards for their independence.

Based on the reports and discussions described above, the Audit Committee recommended to the Board of Directors that the audited financial statements of Novatel Wireless for the year ended December 31, 2004 be included in the Annual Report on Form 10-K for such fiscal year.

Audit Committee

David A. Werner, Chairman

Robert H. Getz

Mark Rossi

PERFORMANCE GRAPH

As a part of the disclosure requirements with respect to executive compensation, we are required to present a chart comparing the yearly percentage change in the cumulative total stockholder return on our common stock over a five-year period. However, since our common stock has been publicly traded only since November 16, 2000, such information is provided from that date through December 31, 2004.

The following graph compares the change in our cumulative stockholder return on our shares of common stock to the cumulative total return of the broad Nasdaq Stock Market, the Nasdaq Telecommunications Index and the Dow Jones Technology Sector Index from November 16, 2000, the date on which our common stock commenced trading on Nasdaq, to December 31, 2004. The graph assumes the investment of $100 in each of Novatel Wireless, the Nasdaq Market, the Nasdaq Telecommunications Index and the Dow Jones Technology Index on November 16, 2000, and as required by the SEC, the reinvestment of all distributions. The return shown on the graph is not necessarily indicative of future performance.

Comparison of Cumulative Total Return on Investment Since November 16, 2000

COMPARISON OF 49 MONTH CUMULATIVE TOTAL RETURN*

AMONG NOVATEL WIRELESS, INC., THE NASDAQ STOCK MARKET (U.S.) INDEX,

THE NASDAQ TELECOMMUNICATIONS INDEX AND THE DOW JONES US TECHNOLOGY INDEX

	Cumulative Total Return
	11/16/00	12/00	12/01	12/02	12/03	12/04
NOVATEL WIRELESS, INC.	100.00	137.50	13.56	0.72	4.44	14.36
NASDAQ STOCK MARKET (U.S.)	100.00	81.35	61.53	35.68	52.20	55.34
NASDAQ TELECOMMUNICATIONS	100.00	72.09	52.90	32.21	57.83	62.89
DOW JONES TECHNOLOGY	100.00	70.00	50.16	30.77	46.48	47.30

PRINCIPAL STOCKHOLDERS

The following table sets forth certain information as of May 27, 2005 with respect to the beneficial ownership of our voting securities of (i) each person who, to our knowledge, beneficially owns more than 5% of any class of our voting securities, (ii) each of our directors and Named Executive Officers, individually, and (iii) all our directors and executive officers as a group. Our common stock is the only class of our voting equity securities currently issued and outstanding.

We have relied exclusively upon information provided to us by our directors, Named Executive Officers and executive officers and copies of documents that have been filed with the SEC by others for purposes of determining the number of shares of our capital stock each person beneficially owns. Beneficial ownership is determined in accordance with the rules and regulations of the SEC and generally includes those persons who have voting or investment power with respect to the subject securities. Except as otherwise indicated, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of our capital stock beneficially owned by them. Percentage ownership in the table below is based on 29,036,985 shares of common stock outstanding on May 27, 2005. Shares of our stock subject to options or warrants that are exercisable within 60 days of May 27, 2005 are also deemed outstanding for purposes of calculating the percentage ownership of that person, and if applicable, the percentage ownership of executive officers and directors as a group, but are not treated as outstanding for the purpose of calculating the percentage ownership of any other person.

	Number of Shares Beneficially Owned	Percentage of Class Beneficially Owned
Name and Address of Beneficial Owner(1)	Common	Common
RS Investment Management Co. LLC (2) 388 Market Street, Suite 200 San Francisco, CA 94111	1,662,580	5.73%
Horst J. Pudwill(3)	1,061,895	3.65
Robert H. Getz(4)	661,810	2.27
Mark Rossi(4)	661,810	2.27
Peter V. Leparulo(5)	441,415	1.50
Dan L. Halvorson(6)	95,637	*
Slim S. Souissi(7)	99,648	*
Patrick J. O’Bright(8)	97,220	*
Robert M. Hadley(9)	96,055	*
David A. Werner(10)	45,996	*
Peng K. Lim(11)	44,002	*
Daniel E. Pittard(12)	40,463	*
John H. Davis(13)	20,000	*
All directors and executive officers as a group (14 persons)	2,949,828	9.67

*	Represents less than one percent of the outstanding class of voting securities.
(1)	Unless otherwise indicated, the principal address for each of the persons listed is c/o Novatel Wireless, Inc., 9645 Scranton Road, Suite 205, San Diego, CA 92121.
(2)

Includes shares common stock held by RS Investment Management Co. LLC, the parent company of registered investment advisers whose clients have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, these securities. No individual client’s holdings of such securities are more than five percent of the outstanding share amount. RS Investment Management, L.P. is a registered investment adviser and a managing member of registered investment advisers. RS Investment Management Co. LLC is the General Partner of RS Investment Management, L.P. George R. Hecht is a control person of RS Investment Management Co. LLC and RS Investment Management, L.P.

(3)	Includes 61,863 shares of common stock issuable within 60 days of May 27, 2005 upon the exercise of stock options held directly by Mr. Pudwill.
(4)	Includes 89,516 shares of common stock issuable upon the exercise of common stock purchase warrants held by Cornerstone Equity Investors IV, L.P. Also includes 82,669 shares of common stock issuable within 60 days of May 27, 2005 upon the exercise of stock options held directly by each of Mr. Getz and Mr. Rossi. Mr. Getz, one of our directors, and Mr. Rossi, the Chairman of our Board of Directors, are both managing directors of Cornerstone Equity Investors, LLC. Cornerstone Equity Investors IV, L.P., the record holder of these securities, is an investment fund whose managing general partner is Cornerstone Equity Investors, LLC. Excluding shares issuable upon exercise of stock options, Mr. Getz and Mr. Rossi together with Robert Knox and Dana O’Brien, exercise voting and investment control over these securities and each disclaims beneficial ownership except to the extent of his respective pecuniary interest therein.
(5)	Includes 1,015 shares of common stock and 440,400 shares of common stock issuable within 60 days of May 27, 2005 upon the exercise of stock options.
(6)	Includes 1,227 shares of common stock and 94,410 shares of common stock issuable within 60 days of May 27, 2005 upon the exercise of stock options.
(7)	Includes 1,190 shares of common stock and 98,458 shares of common stock issuable within 60 days of May 27, 2005 upon the exercise of stock options.
(8)	Represents 97,220 shares of common stock issuable within 60 days of May 27, 2005 upon the exercise of stock options.
(9)	Represents 96,055 shares of common stock issuable within 60 days of May 27, 2005 upon the exercise of stock options.
(10)	Represents 45,996 shares of common stock issuable within 60 days of May 27, 2005 upon the exercise of stock options.
(11)	Represents 44,002 shares of common stock issuable within 60 days of May 27, 2005 upon the exercise of stock options.
(12)	Represents 40,463 shares of common stock issuable within 60 days of May 27, 2005 upon the exercise of stock options.
(13)	Represents 20,000 shares of common stock issuable within 60 days of May 27, 2005 upon the exercise of stock options.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our Directors, certain of our officers (as defined in regulations issued by the SEC), and persons who beneficially own more than ten percent of any class of any equity security of ours which is registered pursuant to Section 12 of the Exchange Act, to file with the SEC initial reports of beneficial ownership and reports of changes in beneficial ownership of our securities. All our Named Executive Officers during the fiscal year ended December 31, 2004 were subject to the reporting requirements of Section 16.

To our knowledge, based solely on a review of the copies of such reports furnished to us and representations made to us that no other reports were required during 2004, we believe that all Section 16(a) filing requirements were complied with by our officers, Directors and greater than 10% shareholders except that Messrs. Hadley, Halvorson, Leparulo, O’Bright and Souissi each had one late filing on Form 4 with respect to a grant of stock options made to each of them.

STOCKHOLDER PROPOSALS FOR 2006 ANNUAL MEETING

If you intend to propose any matter for action at our 2006 Annual Meeting of Stockholders and wish to have the proposal included in our Proxy Statement and Proxy Card, you must submit your proposal to the Corporate Secretary of Novatel Wireless at 9645 Scranton Road, Suite 205, San Diego, CA 92121, not later than February 16, 2006. Please note that proposals must comply with all of the requirements of Rule 14a-8 under the Exchange Act of 1934 as well as the requirements of our certificate of incorporation and bylaws. Only then can we consider your proposal for inclusion in our Proxy Statement and proxy relating to the 2006 Annual Meeting. You can find other specifics regarding the notice procedures, including the required content of the notice, and the means for determining the deadline for submitting stockholder proposals that are not to be included in the proxy statement or proxy, are in our bylaws, a copy of which we will provide you without charge upon your request to our corporate secretary at our executive offices.

PROXY SOLICITATION EXPENSE

We have engaged The Altman Group to help solicit proxies at a cost of $9,000 plus customary out of pocket expenses, which we will pay. In addition, our employees may solicit additional proxies for no additional compensation. We will request persons, firms and corporations holding shares beneficially owned by others to send proxy material to, and obtain proxies from, the beneficial owners of such shares and will, upon request, pay the holders’ reasonable expenses for doing so.

INCORPORATION BY REFERENCE

To the extent that this Proxy Statement is incorporated by reference into any other filing by Novatel Wireless, Inc. under the U.S. Securities Act of 1933, as amended, or the U.S. Securities Exchange Act of 1934, as amended, the sections of this Proxy Statement entitled “Report of the Compensation Committee on Executive Compensation,” “Report of the Audit Committee” (to the extent permitted by the rules of the SEC) and “Stock Price Performance Graph,” as well as Annex A to this Proxy Statement, shall not be deemed to be soliciting material or incorporated, unless specifically provided otherwise in such filing.

AVAILABLE INFORMATION

We are subject to the informational requirements of the Securities Exchange Act of 1934 and, as a consequence we file reports, Proxy Statements and other information with the SEC. You may inspect and copy the reports, Proxy Statements and other information that we file at the public reference facilities maintained by the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, or by way of the SEC’s Internet address, http://www.sec.gov. You may also inspect these reports and other information at the offices of the National Association of Securities Dealers, Inc., 1734 K. Street, N.W., Washington, D.C. 20006. These reports are also available on our web site at www.novatelwireless.com.

In addition, we will provide without charge to each person to whom a copy of the Proxy Statement is delivered, upon the written or oral request, additional copies, without exhibits, of our Annual Report on Form 10-K for the period ended December 31, 2004. Please address requests for copies to: 9645 Scranton Road, Suite 205, San Diego, California 92121, Attn: Corporate Secretary, telephone (858) 320-8800.

OTHER MATTERS

The Board does not know of any other matter which will be brought before the annual meeting. However, if any other matter properly comes before the annual meeting, or any adjournment or postponement thereof, which may properly be acted upon, the holders named in the proxies that we are soliciting will vote on such matter the shares represented by the proxies in their discretion.

We urge you to sign, date and return the enclosed proxy in the envelope provided. No further postage is required if the envelope is mailed within the United States. If you subsequently decide to attend the annual meeting and wish to vote your shares, you may do so. Your cooperation in giving this matter your prompt attention will be appreciated.

By Order of the Board of Directors,

Catherine F. Ratcliffe
Vice President of Business Affairs and Secretary

June 16, 2005

APPENDIX A

AMENDMENT

TO THE

AMENDED AND RESTATED

2000 STOCK INCENTIVE PLAN

THIS AMENDMENT is made and entered into this 11TH day of April, 2005, by Novatel Wireless, Inc., a Delaware corporation (the “Company”).

WITNESSETH

WHEREAS, the Company has previously adopted the 2000 Stock Incentive Plan, as amended and restated to date (the “Plan”);

WHEREAS, Section 10 of the Plan permits the Board of Directors of the Company (the “Board”) to amend the Plan at any time and for any reason, subject to the approval of the Company’s stockholders to the extent required by applicable laws, rules or regulations; and

WHEREAS, the Board has determined that it is advisable and in the best interests of Company stockholders to amend the Plan in certain respects, subject to stockholder approval.

NOW, THEREFORE, the Plan is hereby amended, effective as of the date of approval hereof by the Company’s stockholders.

AMENDMENT

1. Shares. Section 5(a) of the Plan is hereby deleted in its entirety and replaced with the following:

(a) Basic Limitation. The stock issuable under the Plan shall be authorized but unissued treasury Shares. The aggregate number of Shares reserved for Awards under the Plan shall not exceed 9,322,743.

2. Elimination of Evergreen Provision. Section 5(b) of the Plan is hereby deleted in its entirety.

3. Elimination of Re-Pricing Provision with Respect to Stock Options. Section 6(e) of the Plan is hereby deleted in its entirety and replaced with the following:

(e) Modifications or Assumption of Options. Within the limitations of the Plan, the Committee may amend, modify or extend outstanding options under the Plan. The foregoing notwithstanding, no modification of an Option shall, without the consent of the Optionee, alter or impair his or her rights or obligations under such Option. Notwithstanding any provision in the Plan to the contrary, absent the prior approval of the majority of shares of common stock of the Company, no Option may be modified to reduce the per share exercise price of the shares subject to such Option below the per share exercise price as of the date the Option is granted and, except as permitted by Section 10 of the Plan, no Option may be granted in exchange for, or in connection with, the cancellation or surrender of an Option having a higher per share exercise price.

4. Elimination of Re-Pricing Provision with Respect to Stock Appreciation Rights. Section 9(f) of the Plan is hereby deleted in its entirety and replaced with the following:

(f) Modification or Assumption of SARs. Within the limitations of the Plan, the Committee may amend, modify or extend outstanding SARs under the Plan. The foregoing notwithstanding, no modification of a SAR shall, without the consent of the holder thereof, alter or impair his or her rights or obligations under such SAR. Notwithstanding any provision in the Plan to the contrary, absent the prior approval of the majority of shares of common stock of the Company, no SAR may be amended to reduce the per share

A-1

exercise price of the shares subject to such SAR below the per share exercise price as of the date the SAR is granted and, except as permitted by Section 10 of the Plan, no SAR may be granted in exchange for, or in connection with, the cancellation or surrender of a SAR having a higher per share exercise price.

5. No Other Amendment of Modification. Except as herein amended, the provisions of the Plan shall remain in full force and effect.

NOVATEL WIRELESS, INC.

By:	/s/ PETER V. LEPLARULO
Peter V. Leplarulo
Chief Executive Officer

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REVOCABLE PROXY

Novatel Wireless, Inc.

Annual Meeting of Stockholders — July 28, 2005

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

The undersigned stockholder(s) of Novatel Wireless, Inc. (the “Company”) acknowledges receipt of a copy of the Notice of Annual Meeting and Proxy Statement dated June 16, 2005 and, revoking any proxy heretofore given, hereby appoints Peter Leparulo and Dan Halvorson, and each of them, the attorney, agent and proxy of the undersigned, with full power of substitution, to vote all stock of the Company which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company (the “Meeting”) to be held at the Hyatt Regency La Jolla, 3777 La Jolla Village Drive, San Diego, California 92122, at 2:00 p.m., local time on Thursday, July 28, 2005, and any adjournments thereof, as fully and with the same force and effect as the undersigned might or could do if personally present thereat, as set forth herein.

THE COMPANY’S BOARD OF DIRECTORS RECOMMENDS A VOTE OF “FOR” THE ELECTION OF EACH OF THE BOARD OF DIRECTORS’ NOMINEES LISTED, “FOR” THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP, AND “FOR” THE AMENDMENT OF THE COMPANY’S AMENDED AND RESTATED 2000 STOCK INCENTIVE PLAN. IF ANY OTHER BUSINESS IS PRESENTED AT THE MEETING, THIS PROXY SHALL BE VOTED BY THE PROXYHOLDERS IN ACCORDANCE WITH THE RECOMMENDATIONS OF A MAJORITY OF THE BOARD OF DIRECTORS.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS AND MAY BE REVOKED PRIOR TO ITS EXERCISE. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER(S).

PLEASE MARK YOUR VOTE IN THE APPROPRIATE BOX IN THE FOLLOWING MANNER USING DARK INK ONLY: x

*DETACH PROXY CARD HERE*

PLEASE DETACH HERE

* You Must Detach This Portion of the Proxy Card * Before Returning it in the Enclosed Envelope

Proposal 1. ELECTION OF DIRECTORS

Nominees :

01 Mark Rossi ☐ FOR ☐ WITHHOLD

02 David A. Werner ☐ FOR ☐ WITHHOLD

Proposal 2. RESOLVED, that the appointment of KPMG LLP as the Company’s Independent Registered Public Accounting Firm for fiscal 2005 be ratified.

☐ FOR ☐ AGAINST ☐ ABSTAIN

Proposal 3. RESOLVED, that the amendment of the Company’s amended and restated 2000 Stock Incentive Plan to (i) increase the number of shares reserved for issuance under such plan by 1,500,000, (ii) eliminate a provision in the plan that provides for the automatic annual increase in the number of shares reserved for issuance thereunder, and (iii) eliminate provisions in the plan that permit the Company to re-price the exercise price of outstanding stock options or stock appreciation rights, be approved.

☐ FOR ☐ AGAINST ☐ ABSTAIN

OTHER BUSINESS.

In their discretion, the proxy holders are authorized to transact such other business as may properly come before the Meeting and any adjournment or adjournments thereof. This proxy will be voted as directed herein or, if no contrary direction is indicated, will be voted FOR approval of Proposals 1, 2, and 3. I (We) ☐ do ☐ do not expect to attend the Meeting.

PLEASE SIGN, DATE AND RETURN THIS PROXY AS PROMPTLY AS POSSIBLE IN THE POSTAGE PREPAID ENVELOPE PROVIDED

(Please date this Proxy and sign your name as it appears on your stock certificate. Executors, administrators, trustees, etc., should give their full titles. All joint owners should sign.)

Dated:                     , 2005.

Signature

Signature